Cimarex Announces Second-Quarter Production Volumes and Provides Operations Update

DENVER, CO -- 07/25/2007 -- Cimarex Energy Co. (NYSE: XEC) today announced that second-quarter 2007 oil and gas production volumes averaged 442.6 million cubic feet equivalent per day (MMcfe/d). The current quarter's average daily production was comprised of 323.8 million cubic feet of gas and 19,800 barrels of oil.

Second-quarter prices are expected to be in the range of $7.25 to $7.35 per thousand cubic feet of gas and $61.25 to $61.75 per barrel of oil.

Exploration and Development Activity

Cimarex drilled 225 gross (137 net) wells during the first six months of 2007, completing 91% as producers. Drilling activity remains high with 22 operated rigs currently running. Exploration and development activity is focused on oil and gas plays principally located in the Mid-Continent, Permian Basin and Gulf Coast areas of the United States. Cimarex's exploration and development capital investment for 2007 is projected to be approximately $1 billion.

Mid-Continent

Cimarex drilled 125 gross (65 net) wells in the Mid-Continent region during the first half of 2007, completing 95% as producers. Second-quarter 2007 Mid-Continent production volumes averaged 182.3 MMcfe/d, an increase of 2% over second-quarter 2006.

Texas Panhandle drilling totaled 47 gross (31 net) wells with 100% completed as producers. Notable wells which commenced production this quarter include the Byrum 12-4 (75% working interest) at 2.1 MMcfe/d, Flowers 15-61 (100% working interest) at 1.7 MMcfe/d and the Hobart Ranch 18-68 (100% working interest) at 2.4 MMcfe/d.

First-half 2007 southern Oklahoma drilling totaled ten (seven net) wells with 100% being completed as producers. Drilling occurred in the Eola Robberson and Cumberland fields targeting multiple reservoirs at depths of 6,000-11,000 feet including the Sycamore, Woodford Shale, Hunton and Viola formations. Wells in this area recently commencing production include the Dutton 4-16 (l00% working interest) at 1.2 MMcfe/d, Mckee 2-17 (100% working interest) at 1.7 MMcfe/d and the Mullican 1-11 (98% working interest) at 4.0 MMcfe/d.

Nine operated rigs are currently drilling in the Mid-Continent region, including five in the Texas Panhandle.

Permian Basin

Permian Basin first-half 2007 drilling totaled 78 gross (57 net) wells, 91% of which were completed as producers. Second-quarter 2007 Permian Basin production volumes averaged 142.1 MMcfe/d, a 3% increase over second-quarter 2006.

Second-quarter southeast New Mexico drilling totaled 38 gross (26 net) wells with 87% being completed as producers. Primary formations include the Morrow, Atoka and Strawn at depths of 11,500-14,000 feet. Recent wells brought on production in southeast New Mexico include the Crow Flats Fed 4 (96% working interest) at 2.2 MMcfe/d, Shifting Sands 15 Fed 1 (100% working interest) at 1.3 MMcfe/d and the Sunshine 1H (98% working interest) at 1.7 MMcfe/d.

A total of 16 gross (nine net) wells were drilled in West Texas, of which 94% were successful. Cimarex drilled 11 gross (six net) horizontal wells in the Bone Spring formation in the War-Wink field. Initial production rates from these wells averaged 300 barrels of oil equivalent per day (BOE/d). As a result of the successful horizontal drilling program War-Wink gross field production has increased from approximately 600 BOE/d in early to 2006 to nearly 3,000 BOE/d currently.

Cimarex has ten operated rigs drilling in the Permian Basin, five in southeast New Mexico and five in West Texas.

Gulf Coast/Gulf of Mexico

Cimarex drilled 21 gross (14 net) Gulf Coast wells during the first half of 2007, completing 68% as producers. Second-quarter 2007 Gulf Coast production volumes averaged 71.9 MMcfe/d a decrease of 6% from the second-quarter 2006 volumes of 76.4 MMcfe/d. Fluctuations in Gulf Coast production volumes are attributable to timing of exploration success relative to natural reservoir declines.

Current year Yegua/Cook Mountain drilling in Liberty/Hardin County, Texas has totaled nine gross (seven net) wells with an 89% success rate. The Pica 1 (100% working interest) began producing this quarter at 3.1 MMcfe/d. Five additional wells are in various stages of completion.

In Jefferson County, Texas, Cimarex also drilled a Hackberry discovery, the Smith 1 (100% working interest) which commenced production in May and is currently producing 3.6 MMcfe/d.

Offshore activity is now focused on completion operations and facility installations at prior-year Main Pass discoveries. Second-quarter 2007 Gulf of Mexico production volumes averaged 38.6 MMcfe/d, as compared to 46.0 MMcfe/d in the second quarter of 2006.

Gulf Coast dry-holes were drilled at the Coquille Point (33% working interest) Coastal Miocene prospect in the state water of Louisiana and the Comanche prospect (100% working interest) in Vermilion Parish Louisiana.

Cimarex has three operated rigs drilling in the Gulf Coast in Liberty, Jefferson and Hardin counties Texas.

Cimarex will release its second-quarter 2007 financial results on Wednesday, August 1, 2007 before the market opens and will host a follow-up conference call at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial 888-603-6873 and reference call ID # 8973059 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 877-519-4471 and by using the conference ID # 8973059. The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Mark Burford
Director of Capital Markets
303-295-3995
www.cimarex.com